YTB International, Inc. Names Sorensen and Cauthen to New Posts

Sorensen Becomes Vice Chairman and Cauthen Becomes President of YTB International, Inc.

WOOD RIVER, IL., Nov. 18, 2008 - YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a leading provider of Internet-based travel websites and home-based independent representatives in the United States, Bermuda, Canada, and the Bahamas, today announced the promotions of J. Kim Sorensen to the position of Vice Chairman and Andrew F. Cauthen to President of YTB International, Inc.

In a move indicative of YTB's rapid growth and success in travel sales, Sorensen has been awarded an even greater leadership role with YTB International, Inc. Sorensen was named by industry publication Travel Weekly as one of the 33 most influential people in the travel industry in America for 2007 and invited to participate in Travel Weekly's Virtual Leisure Summit panel in October.“Over the past eight years Kim has led YTB to the forefront in the travel industry,” said J. Scott Tomer, CEO. “He continues to bring innovation to YTB, including online travel training by Marc Mancini and the upcoming launch of our new booking engine." Kim remains President and CEO of subsidiary YTB Travel Network.

Andy Cauthen joined YourTravelBiz.com in November 2004 as Chief Operating Officer, when YTB employed a home office staff of 23. As President of YTB International, Inc., Cauthen will oversee the operations of now over 300 employees and the completion of a new international headquarters located in Wood River, Illinois. Chairman Lloyd Tomer said, “Andy has helped build YTB's operations from a small online travel agency to the powerhouse company we are today. His outstanding leadership has provided a guiding force for our home office team.”

About YTB International
Recognized as the 26th largest seller of travel in the U.S. in 2007 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

YTB International, Inc. operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on selling online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Media Contact:
Marcia Dempsey
Director of Public Relations
YourTravelBiz.com
618.216.4646
mdempsey@ytb.com
ytbi.com/investor/

Investor Contact:
Yemi Rose / Garth Russell
KCSA Strategic Communication
212/896.1233 / 212.896.1250